Exhibit 4(q)

ALLSTATE LIFE INSURANCE COMPANY

3100 SANDERS ROAD

NORTHBROOK, IL 60062

TRUEINCOME - SPOUSAL BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [XXXXXXX]

Effective Date of the Rider: [Issue Date of the Annuity]

Designated Lives:

[John Doe]	Date of Birth: [February 21, 1950]
[Mary Doe]	Date of Birth: [January 1, 1951]

Roll-Up Rate: [5.0% per year]

Date We Stop Increasing the Roll-up Value: [The [tenth] anniversary of the Effective Date of the Rider]

Ratchet Value Measuring Dates: [Each of the [first ten] anniversaries of the Annuity’s Issue Date after the Effective Date of the Rider]

Annual Income Percentage: [5.0%]

Step-Up Waiting Period: [[1 year] from the later of the date of the first withdrawal or the date of the most recent Step-Up]

Minimum Guarantee Payment: [$100]

Annuity Payment Table: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3]% per year in preparing the Annuity Payment Table.

Single Life Annuity Payment with 5 Payments Certain

AGE	MALE	FEMALE	UNISEX
55	49.00	45.76	46.42
60	54.01	50.01	50.82
65	60.77	55.70	56.72
70	69.95	63.49	64.78
75	82.13	74.48	76.00
80	98.01	89.91	91.52
85	117.86	110.78	112.20
90	140.50	135.96	136.88
95	163.30	160.31	160.93

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with 5 payments certain per $1,000 applied. We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

Joint and Last Survivor Life Annuity Payment with 5 Payments Certain

Female Age

		55	60	65	70	75	80	85	90	95
	55	42.01	43.63	45.10	46.34	47.31	48.00	48.45	48.72	48.87
	60	43.08	45.25	47.40	49.34	50.97	52.18	53.01	53.50	53.76
Male Age:	65	43.94	46.67	49.60	52.50	55.14	57.28	58.81	59.76	60.28
	70	44.59	47.81	51.52	55.54	59.57	63.17	65.97	67.84	68.90
	75	45.04	48.64	53.02	58.16	63.83	69.44	74.27	77.78	79.90
	80	45.33	49.20	54.10	60.19	67.49	75.50	83.19	89.35	93.38
	85	45.42	49.56	54.80	61.60	70.29	80.69	91.79	101.68	108.76
	90	45.64	49.77	55.23	62.49	72.18	84.57	99.00	113.19	124.31
	95	45.70	49.89	55.47	63.00	73.33	87.13	104.28	122.55	138.00

The factors in the Annuity Payment Tables are based on the Annuitant’s Adjusted Age and Sex. The Adjusted Age is the Annuitant’s age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the “Translation of Adjusted Age Table” below.

Translation of Adjusted Age Table

Calendar Year in Which First Payment is Due	Adjusted Age
Prior to 2010	Actual Age
2010 though 2019	Actual Age minus 1
2020 through 2029	Actual Age minus 2
2030 through 2039	Actual Age minus 3
2040 through 2049	Actual Age minus 4
2050 through 2059	Actual Age minus 5
2060 through 2069	Actual Age minus 6
2070 through 2079	Actual Age minus 7
2080 through 2089	Actual Age minus 8
2090 through 2099	Actual Age minus 9]

Charge for the Rider: [The daily equivalent of an annual rate of: [0.75]%]

2